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                                                                     EXHIBIT 77C
RESULTS  OF  MEETING  OF  SHAREHOLDERS

Columbia  Large  Core  Quantitative  Fund

SPECIAL  MEETING  OF  SHAREHOLDERS  HELD  ON  FEB.  15,  2011
(UNAUDITED)

A brief description of the proposal(s) voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the proposals are set forth below. A vote is based on total dollar interest in the Fund.

1.  To  elect  directors  to  the  Board.

                               DOLLARS VOTED "FOR"    SHARES VOTED "WITHHOLD"   ABSTENTIONS       BROKER NON-VOTES
01. Kathleen Blatz ........     2,395,161,283.041         108,044,746.943       -30,160.391            0.000
02. Edward J. Boudreau, Jr.     2,391,774,319.754         111,431,710.231       -30,160.391            0.000
03. Pamela G. Carlton .....     2,394,761,775.505         108,444,254.479       -30,160.391            0.000
04. William P. Carmichael .     2,391,218,406.171         111,987,623.813       -30,160.391            0.000
05. Patricia M. Flynn .....     2,395,297,083.912         107,908,946.072       -30,160.391            0.000
06. William A. Hawkins ....     2,392,165,340.174         111,040,689.810       -30,160.391            0.000
07. R. Glenn Hilliard .....     2,389,597,166.837         113,608,863.147       -30,160.391            0.000
08. Stephen R. Lewis, Jr. .     2,393,975,494.794         109,230,535.190       -30,160.391            0.000
09. John F. Maher .........     2,395,663,620.152         107,542,409.832       -30,160.391            0.000
10. John J. Nagorniak .....     2,394,100,671.680         109,105,358.304       -30,160.391            0.000
11. Catherine James Paglia      2,392,810,373.315         110,395,656.670       -30,160.391            0.000
12. Leroy C. Richie .......     2,392,052,955.365         111,153,074.620       -30,160.391            0.000
13. Anthony M. Santomero ..     2,391,925,944.058         111,280,085.926       -30,160.391            0.000
14. Minor M. Shaw .........     2,392,064,619.824         111,141,410.161       -30,160.391            0.000
15. Alison Taunton-Rigby ..     2,393,345,043.024         109,860,986.961       -30,160.391            0.000
16. William F. Truscott ...     2,392,456,233.768         110,749,796.216       -30,160.391            0.000

2.  To  approve  a  proposed  amendment  to  the  Articles  of  Incorporation.

DOLLARS  VOTED "FOR"   DOLLARS VOTED "AGAINST"     ABSTENTIONS     BROKER NON-VOTES
2,298,529,383.584          103,322,137.485       101,324,316.584        31.940

3:  To  approve  a  proposed  Agreement  and  Plan  of  Redomiciling.

DOLLARS VOTED "FOR"    DOLLARS VOTED "AGAINST"      ABSTENTIONS      BROKER NON-VOTES
2,058,826,220.279          120,925,742.276         111,569,041.769    211,854,865.270

4: To approve a proposed Investment Management Services Agreement

DOLLARS VOTED "FOR"   DOLLARS VOTED "AGAINST"     ABSTENTIONS     BROKER NON-VOTES
2,062,107,452.832     124,924,753.736           104,288,797.855    211,854,865.170